Exhibit 10.9
December 9, 2008
(revised sent to Mark Pihart on December 12, 2008)
Via Email to John Paulson’s Legal Counsel
Personal and Confidential

To:	John Paulson

Re:	Separation Agreement and Release
Dear John:
As you know, your employment with MakeMusic, Inc. (“MakeMusic”) will end effective at the close of business on December 31, 2008 as a result of your resignation. The purpose of this Separation Agreement and Release letter (“Agreement”) is to set forth the specific separation pay and benefits that MakeMusic has agreed to provide to you, provided you agree to the terms and conditions of this Agreement.
You are being provided this Agreement now for your review and initial agreement. We ask that you indicate your agreement to this Agreement as soon as possible by signing, dating and returning the first signature block at the end of this Agreement. To finalize this Agreement, sometime between December 31, 2008 and January 21, 2009, you must sign, date and return the second signature block at the end of this Agreement.
By your signature below, you agree to the following terms and conditions:
     1. End of Employment.
          a. Your employment with MakeMusic will end effective at the close of business on December 31, 2008. You will remain on MakeMusic’s payroll and covered by MakeMusic’s benefits through December 31, 2008. You are to perform no work on behalf of MakeMusic between November 24, 2008 and December 31, 2008, unless expressly asked to do so by Ron Raup or the Board of Directors.
          b. Upon your receipt of your final paycheck which includes payment for services through December 31, 2008, you will have received all wages owed to you by virtue of your employment with MakeMusic or separation thereof. The final paycheck for services will be paid to you on December 31, 2008.
          c. Upon your receipt of payment from MakeMusic in the amount of $51,528.71, less applicable deductions and withholding, which represents payment for 535.92 hours of accrued (accrued through December 31, 2008) and unused Paid Time Off (PTO) at your regular rate, you will have received all PTO benefits owed to you by virtue of your employment with MakeMusic or separation thereof. The payment of your final PTO benefits will be paid to you on January 15, 2009.

          d. MakeMusic will calculate your calendar year 2008 bonus in accordance with the terms of the applicable Executive Compensation Plan as if you had remained actively employed by MakeMusic through December 31, 2008. Your 2008 bonus will be the same as Ron Raup’s 2008 bonus and will be paid to you on or before March 15, 2009.
          e. The COBRA period for continuation of your insurance coverage under MakeMusic’s group plans will begin on January 1, 2009. Information regarding your right to elect COBRA coverage will be sent to you via separate letter.
          f. Except as set forth below in Section 2.d., your rights with regard your stock options with MakeMusic are governed by your separate stock option agreements with MakeMusic.
          g. Effective November 24, 2008, you resigned from your positions as an officer of MakeMusic and as a member of MakeMusic’s Board of Directors.
          h. Provided you are truthful in your application for unemployment compensation benefits (that is, that you resigned at the request of MakeMusic), MakeMusic will not contest your claim for unemployment benefits. MakeMusic reserves the right, however, to correct any misstatements of fact and to respond to any allegations which MakeMusic refutes.
You are not eligible for any other payments or benefits by virtue of your employment with MakeMusic or separation thereof except for those expressly described in this Agreement or otherwise provided by the terms of any benefit plan. You will not receive the payments described in Section 2 if you (i) do not sign and return this Agreement by the due date indicated, (ii) rescind this Agreement after signing it, or (iii) violate any of the terms and conditions set forth in this Agreement.
     2. Separation Pay and Benefits. Specifically in consideration of your signing this Agreement and subject to the limitations, obligations, and other provisions contained in this Agreement, MakeMusic agrees as follows:
          a. To pay you separation pay in the gross amount of One Hundred Eighty Two Thousand Nine Hundred Fifty and 00/100 Dollars ($182,950), less applicable deductions and withholding. Such separation pay will be paid to as follows: $60,983.33 to be paid in a lump sum on or about July 15, 2009, and the remainder to be paid to you in substantially equal installments on MakeMusic’s normal payroll schedule beginning on or about August 1, 2009 and continuing until the separation pay has been paid in full, with full payment being made no later than January 31, 2010;
          b. To enter into a Consultant Agreement with you, attached as Exhibit A, for the period January 1, 2009 through July 7, 2009, and to pay you a consulting fee of $50,000 under such Agreement.
          c. Provided you timely elect COBRA coverage, to pay from January 1, 2009 through December 31, 2009, the employer portion of the COBRA premiums for your current health insurance coverage under MakeMusic’s group health insurance plan. You will continue to be responsible to pay your portion of the premiums for such health insurance coverage during this period. MakeMusic will discontinue payments under this Section 2.c. before December 31, 2009 if, and at such time as, you (1) are covered or eligible to be covered under the health insurance policy of a new employer, or (2) cease to participate, for whatever reason, in MakeMusic’s group health insurance plan. By your signature below, you acknowledge and agree that MakeMusic may modify or terminate its group health insurance plan at any time and that you shall have the same right to participate in MakeMusic’s group health insurance plan only as is provided on an equivalent basis to the company’s executive employees. You further agree to promptly provide MakeMusic notice if you become covered or eligible to be covered under the health insurance policy of a new employer. You further agree that you must pay the full amount of the premiums for any continuation coverage to which you may be entitled under any other group insurance plan sponsored by MakeMusic.
          d. To execute the Amendments to Incentive Stock Option Agreement attached hereto as Exhibit B to effect the following revisions:

Option Grant Date	# Fully Vested Shares as of 12/31/2008	Expiration Date

June 28, 2001	6,000	December 31, 2009

July 7, 2003	195,000	December 31, 2009 as to 105,300 shares and July 6, 2010 as to 89,700 shares

February 15, 2007	37,500	December 31, 2009
Further, MakeMusic agrees to take all such action as is necessary to permit the cashless exercise of the foregoing options through the cancellation of a sufficient number of option shares to cover the cost of the exercise of the remaining option shares including withholding for taxes and other customary payroll deductions. The parties acknowledge that these amendments will result in the foregoing options being treated as non-qualified stock options in accordance with applicable IRS rules.
          e. To transfer ownership of the following MakeMusic property to you: a computer, computer monitor, related computer accessories (to include a projector, sound systems and an additional computer monitor), a desk, a desk chair, IPhone, and saxophone. If there is any remaining current value to such items, MakeMusic will loan these items to you until such time as there is no remaining taxable value on these items, at which time MakeMusic will give the items to you. MakeMusic requires that you remove all of MakeMusic’s confidential and trade secret information from the computer that will be transferred to you, and that you not use, disclose or keep any copies of such information.
          f. To continue to pay your currently monthly AT&T fees for the IPhone through January 31, 2010.

          g. To reimburse you for up to $15,000 in expenses incurred by you for outplacement services provided by an outplacement firm and/or reasonable domestic travel (coach airfare and accommodations) related to your efforts to secure new employment. All expense reimbursement requests must be submitted in writing, along with detailed documentation of your expenses, to MakeMusic on or before December 31, 2009. Payment will be made to you within 30 calendar days of MakeMusic’s receipt of your request and documentation. MakeMusic will characterize such expenses as non-taxable expense reimbursements to you.
     3. Your Release of Claims. Specifically in consideration of the separation pay and benefits described in Section 2, by signing this Agreement you, for yourself and anyone who has or obtains legal rights or claims through you, agree to the following:
          a. You hereby do release, agree not to sue, and forever discharge MakeMusic (as defined below) of and from any and all manner of claims, demands, actions, causes of action, administrative claims, liability, damages, claims for punitive or liquidated damages, claims for attorney’s fees, costs and disbursements, individual or class action claims, or demands of any kind whatsoever, you have or might have against them or any of them, whether known or unknown, in law or equity, contract or tort, arising out of or in connection with your employment with MakeMusic, or the termination of that employment, or otherwise, and however originating or existing, from the beginning of time through the date of your signing this Agreement.
          b. This release includes, without limiting the generality of the foregoing, any claims you may have for wages, bonuses, commissions, penalties, deferred compensation, vacation pay, separation benefits, defamation, invasion of privacy, negligence, emotional distress, breach of contract (including, without limitation, any claim for breach of your Employment Agreement dated October 19, 2000, as amended (herein after “Employment Agreement”)), estoppel, improper discharge (based on contract, common law, or statute, including any federal, state or local statute or ordinance prohibiting discrimination or retaliation in employment), violation of the United States Constitution, the Minnesota Constitution, the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., the Minnesota Human Rights Act, Minn. Stat. § 363A.01 et seq., Title VII of the Civil Rights Act, 42 U.S.C. § 2000e et seq., the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq., the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the National Labor Relations Act, 29 U.S.C. § 151 et seq., the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101 et seq., the Sarbanes-Oxley Act, 15 U.S.C. § 7201 et seq., the Fair Labor Standards Act, any claim arising under Minn. Stat. Chapters 177 and 181, Minn. Stat. § 176.82, and any claim for retaliation, harassment or discrimination based on sex, race, color, creed, religion, age, national origin, marital status, sexual orientation, disability, status with regard to public assistance, veteran or military status, genetic information, or any other protected class under federal, state or local law. You hereby waive any and all relief not provided for in this Agreement. You understand and agree that, by signing this Agreement, you waive and release any past, present, or future claim to employment with MakeMusic.
          c. If you file, or have filed on your behalf, a charge, complaint, or action, you agree that the payments and benefits described above in Section 2 is in complete satisfaction of any and all claims in connection with such charge, complaint, or action and you waive, and agree not to take, any award of money or other damages from such charge, complaint, or action.
          d. You are not, by signing this Agreement, releasing or waiving (1) any vested interest you may have in any 401(k) or profit sharing plan by virtue of your employment with MakeMusic, (2) any rights or claims that may arise after the Agreement is signed, (3) the post-employment payments and benefits specifically promised to you under Section 2 of this Agreement, (4) the right to institute legal action for the purpose of enforcing the provisions of this Agreement, (5) any rights you have under workers compensation laws, (6) any rights you have under state unemployment compensation benefits laws, (7) the right to file a charge of discrimination with a governmental agency such as the Equal Employment Opportunity Commission, although, as noted above, you agree that you will not be able to recover any award of money or damages if you file such a charge or have a charge filed on your behalf, or (8) the right to coverage and indemnification under MakeMusic’s directors’ and officers’ insurance coverage as set forth in MakeMusic’s D&O insurance policy.
          e. MakeMusic, as used in this Section 3, shall mean MakeMusic, Inc. and its parent, subsidiaries, divisions, affiliated entities, insurers, if any, and its and their present and former officers, directors, shareholders, trustees, employees, agents, attorneys, representatives and consultants, and the successors and assigns of each, whether in their individual or official capacities, and the current and former trustees or administrators of any pension or other benefit plan applicable to the employees or former employees of MakeMusic, in their official and individual capacities.
     4. MakeMusic’s Release of Claims. Specifically in consideration of your release of claims as described in Section 3 of this Agreement, to which MakeMusic would not otherwise be entitled, MakeMusic hereby does release, agree not to sue, and forever discharge you of and from any and all manner of claims, demands, actions, causes of action, administrative claims, liability, damages, claims for punitive or liquidated damages, claims for attorneys’ fees, costs and disbursements, individual or class action claims, or demands of any kind whatsoever, MakeMusic has or might have against you as of the date it signs this Agreement, in law or equity, contract or tort, arising within the scope of your employment with MakeMusic, from the beginning of time through the date of MakeMusic’s signing this Agreement. Notwithstanding the foregoing, MakeMusic is not, by signing this Agreement, releasing or waiving (1) any rights or claims that may arise after it signs this Agreement, (2) the right to institute legal action for the purpose of enforcing the provisions of this Agreement, or (3) the right to institute legal action for the purpose of enforcing Articles IV, V and/or VI of your Employment Agreement with MakeMusic.
     5. Notice of Right to Consult Attorney and Twenty-One (21) Calendar Day Consideration Period. By signing this Agreement, you acknowledge and agree that MakeMusic has informed you by this Agreement that (1) you have the right to consult with an attorney of your choice prior to signing this Agreement, and (2) you are entitled to twenty-one (21) calendar days from December 31, 2008 to consider whether the terms are acceptable to you. You have the right, if you choose, to sign this Agreement prior to the expiration of the twenty-one (21) day period. You may not, however, execute the second signature block of this Agreement until sometime between December 31, 2008 and January 21, 2009.

     6. Notification of Rights under the Minnesota Human Rights Act (Minn. Stat. Chapter 363A) and the Federal Age Discrimination in Employment Act (29 U.S.C. § 621 et seq.). You are hereby notified of your right to rescind the release of claims contained in Section 3 with regard to claims arising under the Minnesota Human Rights Act, Minnesota Statutes Chapter 363A, within fifteen (15) calendar days of your signing the second signature block of this Agreement, and with regard to your rights arising under the federal Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., within seven (7) calendar days of your signing the second signature block of this Agreement. The two rescission periods shall run concurrently. In order to be effective, the rescission must (a) be in writing; (b) delivered to Deb Peterson, MakeMusic, Inc., 7615 Golden Triangle Drive, Suite M, Eden Prairie, MN 55344-3848 by hand or mail within the required period; and (c) if delivered by mail, the rescission must be postmarked within the required period, properly addressed to Deb Peterson, as set forth above, and sent by certified mail, return receipt requested. You understand that if you rescind any part of this Agreement in accordance with this Section 6, you will not receive the separation pay and benefits described in Section 2 and you will be obligated to return any such payments and benefits if already received.
     7. Return of Property. By signing this Agreement, you acknowledge and agree that all documents and materials relating to the business of, or the services provided by, MakeMusic are the sole property of MakeMusic. Except as set forth in Section 2.e. above, by signing this Agreement you further agree and represent that you have returned to MakeMusic all of its property, including but not limited to, all keys, access cards, credit cards, customer records and other documents and materials, whether on computer disc, hard drive or other form, and all copies thereof, within your possession or control, which in any manner relate to the business of, or the duties and services you performed on behalf of MakeMusic.
     8. On-Going Obligations. You are hereby reminded of your on-going obligations to MakeMusic under Articles IV, V and VI of your Employment Agreement. You acknowledge and agree that if you violate Article IV, V and/or VI of your Employment Agreement as proven in a court of law, MakeMusic shall be entitled to all available legal and equitable remedies, including but not limited to suspending and recovering any and all payments and benefits made or to be made under Section 2 of this Agreement.
     9. Non-Disparagement and Confidentiality. You promise and agree not to disparage MakeMusic, its shareholders, officers, directors, employees, customers, products or services. Likewise, MakeMusic’s Board of Directors, executive-level employees, and Deb Peterson promise and agree not to disparage you. You also promise and agree not to disclose or discuss, directly or indirectly, in any manner whatsoever, any information regarding the substance and/or nature of any dispute between MakeMusic and any employee or former employee, including yourself. You agree that the only people with whom you may discuss this confidential information are your legal advisors or as otherwise required by law.
     10. Remedies. If you breach any term of this Agreement as proven in a court of law, MakeMusic shall be entitled to its available legal and equitable remedies, including but not limited to suspending and recovering any and all payments and benefits made or to be made under this Agreement and payment by you of its attorneys’ fees and costs. If MakeMusic seeks and/or obtains relief from an alleged breach of this Agreement, all of the provisions of this Agreement shall remain in full force and effect.
     11. Non-Admission. It is expressly understood that this Agreement does not constitute, nor shall it be construed as, an admission by MakeMusic or you of any liability or unlawful conduct whatsoever. MakeMusic and you specifically deny any liability or unlawful conduct.
     12. Successors and Assigns. This Agreement is personal to you and may not be assigned by you without the written agreement of MakeMusic. The rights and obligations of this Agreement shall inure to the successors and assigns of MakeMusic.
     13. Enforceability. If a court finds any term of this Agreement to be invalid, unenforceable, or void, the parties agree that the court shall modify such term to make it enforceable to the maximum extent possible. If the term cannot be modified, the parties agree that the term shall be severed and all other terms of this Agreement shall remain in effect.
     14. Law Governing. This Agreement shall be governed and construed in accordance with the laws of the State of Minnesota.
     15. Full Agreement. This Agreement, along with Exhibit A hereto, contains the full agreement between you and MakeMusic and may not be modified, altered, or changed in any way except by written agreement signed by both parties. The parties agree that this Agreement supersedes and terminates any and all other written and oral agreements and understandings between the parties except for the following agreements which shall remain in full force and effect: your separate stock option agreements with MakeMusic and Articles I and IV — X of your Employment Agreement.
     16. Acknowledgment of Reading and Understanding. By signing this Agreement, you acknowledge that you have read this Agreement, including the release of claims contained in Section 3, and understand that the release of claims is a full and final release of all claims you may have against MakeMusic and the other entities and individuals covered by the release. By signing, you also acknowledge and agree that you have entered into this Agreement knowingly and voluntarily.
     The offer contained in this Agreement will expire at 5:00 p.m. on January 21, 2009. After you have reviewed this Agreement and obtained whatever advice and counsel you consider appropriate regarding it, please evidence your agreement to the provisions set forth in this Agreement, by signing, dating and returning the first signature block at the end of this Agreement to MakeMusic’s legal counsel, Ingrid Culp. To finalize this Agreement, sometime between December 31, 2008 and January 21, 2009, you must sign, date and return the second signature block at the end of this Agreement to Ingrid Culp.
     John, we thank you for your many and invaluable contributions to MakeMusic and wish you all the best both personally and professionally.
Sincerely,

MAKEMUSIC, INC.
/s/ Jeff Koch
Jeff Koch
Chairman of the Board of Directors

FIRST ACKNOWLEDGMENT AND SIGNATURE
By signing below, I, John Paulson, acknowledge and agree to the following:
•	I have read this Separation Agreement and Release carefully.

•	I agree that this Separation Agreement and Release accurately reflects the agreement between me and MakeMusic with regard to the separation of my employment.

•	I will execute and return to MakeMusic the “Second Acknowledgment and Signature” sometime between December 31, 2008 and January 21, 2009.
Accepted this 12th day of December, 2008.

/s/ John Paulson
John Paulson

SECOND ACKNOWLEDGMENT AND SIGNATURE
     By signing below, I, John Paulson, acknowledge and agree to the following:
•	I have had adequate time to consider whether to sign this Separation Agreement and Release.

•	I have read this Separation Agreement and Release carefully.

•	I understand and agree to all of the terms of the Separation Agreement and Release.

•	I am knowingly and voluntarily releasing my claims against MakeMusic.

•	I have not, in signing this Agreement, relied upon any statements or explanations made by MakeMusic except as for those specifically set forth in this Separation Agreement and Release.

•	I intend this Separation Agreement and Release to be legally binding.

•	I am signing this Separation Agreement and Release on or after my last day of employment with MakeMusic.
Accepted this 8th day of January 2009.

/s/ John Paulson
John Paulson

Exhibit A
CONSULTING AGREEMENT
     THIS AGREEMENT is made and entered into by and between MakeMusic, Inc., which is referred to as “MakeMusic,” and John Paulson, who is referred to as “Consultant.”
     1. Services to Be Performed. MakeMusic hereby engages Consultant to provide services as requested by MakeMusic’s Chief Executive Officer, Ron Raup. Consultant agrees that he shall perform only those services requested by Ron Raup. The parties acknowledge and agree that MakeMusic will not request services at a level in excess of 20% of the average level of Consultant’s services to MakeMusic over the last 36 months of his employment with MakeMusic.
     2. Terms of Payment. For the services Consultant provides under this Agreement, Consultant will be paid a total consulting fee of $50,000, to be paid prorata in substantially equal installments on MakeMusic’s regular payroll schedule during the term of this Agreement. Consultant understands and agrees that Consultant shall be entitled to no other remuneration or benefits for his services hereunder other than as set forth in this paragraph.
     3. Term. This Agreement shall begin on January 1, 2009 and shall terminate on July 7, 2009. Notwithstanding the foregoing, this Agreement may be terminated earlier as described in paragraph 8.
     4. Expenses. MakeMusic shall not be responsible or liable for any expenses that Consultant incurs in performing any services under this Agreement. Notwithstanding the foregoing, if Consultant travels at the request of MakeMusic during the term of this Agreement, MakeMusic will reimburse Consultant for his reasonable and documented travel expenses in accordance with MakeMusic policy.
     5. Independent Contractor Status. MakeMusic and Consultant agree that Consultant is an independent contractor and not an employee during the term of this Agreement. Additionally, Consultant agrees that Consultant shall comply with all federal, state, and local laws, and rules and regulations that now apply or may in the future apply to Consultant. Consultant understands and agrees that MakeMusic shall not be responsible or liable for any obligation Consultant incurs unless MakeMusic has specifically agreed to it in writing.
     6. Payroll or Employment Taxes. During the term of this Agreement, MakeMusic shall not treat Consultant as an employee for federal, state, or local tax purposes or for any other purpose. MakeMusic shall not withhold or pay payroll or employment taxes of any kind with respect to any amounts that Consultant is paid under this Agreement, including but not limited to, FICA, FUTA, federal and state personal income tax, and state unemployment insurance benefits tax. Consultant agrees that Consultant is personally responsible for making all filings with and payments to the Internal Revenue Service and state and local taxing authorities as are appropriate to Consultant’s status as an independent contractor under this Agreement.

     7. Workers’ Compensation, Unemployment Benefits, Other Benefits. MakeMusic has not obtained and will not obtain workers’ compensation insurance for Consultant during the term of this Agreement. Consultant shall comply with the workers’ compensation laws with respect to Consultant. Consultant understands that Consultant is not entitled to unemployment compensation benefits or any other benefits normally afforded to an employee of MakeMusic due to Consultant’s status as an independent contractor.
     8. Termination. This Agreement may be terminated effective immediately by either party upon written notice to the other party. If MakeMusic terminates this Agreement without cause, MakeMusic shall continue to make payments under this Agreement until such Agreement terminates on July 7, 2009. If MakeMusic terminates this Agreement with cause or Consultant terminates this Agreement for any reason, MakeMusic shall cease making payments to Consultant under this Agreement, provided, however, that in the event of such termination (by MakeMusic or Consultant), MakeMusic shall pay Consultant no less than $30,000 of the consulting fee plus a prorated amount of the remaining $20,000 in consulting fee, prorated from January 1, 2009 to the date of termination. Cause shall include, but not be limited to, Consultant’s failure for what ever reason to execute the Separation Agreement and Release between the parties, Consultant’s rescission of his execution of the Separation Agreement and Release, material violation of this Agreement or the Separation Agreement and Release between the parties, or any act of Consultant’s which is not requested by MakeMusic’s CEO, Ron Raup, exposing MakeMusic to liability.
     9. Work For Others. Consultant understands that Consultant may provide services to other entities during the term of this Agreement so long as Consultant does not violate Articles IV, V and VI of his Employment Agreement with MakeMusic.
     10. Non-Waiver. The delay or failure of either party to enforce any provision of this Agreement shall not constitute a waiver of its right to enforce that or any other provision.
     11. Governing Law. This Agreement and all questions arising in connection with it shall be governed by the laws of the State of Minnesota.
     12. Successors and Assigns. The rights and obligations of MakeMusic under this Agreement shall inure to the benefit of the successors and assigns of MakeMusic. The rights and obligations of Consultant shall not be assignable to others.
     13. Entire Agreement. This Agreement states the entire agreement of the parties as to its subject matter, and merges all prior negotiations, agreements, and understandings as to its subject matter, if any. No modification, release, discharge, or waiver of any provision of this Agreement will have any force or effect unless made in writing and signed by both MakeMusic and Consultant.

CONSULTANT:
Date: December 12, 2008	By	/s/ John Paulson
John Paulson

Federal Tax Consultant I.D. No. (either Identification No. or Social Security No.):

MAKEMUSIC, INC.
Date: December 12, 2008	By	/s/ John Raup
Ron Raup
Its: Chief Executive Officer

Exhibit B
AMENDMENT TO INCENTIVE STOCK OPTION AGREEMENT
     This Amendment (the “Amendment”) to the Incentive Stock Option Agreement dated June 27, 2001 (the “Agreement”) by and among MakeMusic Inc. (f/k/a Net4Music Inc.) (the “Company”) and John W. Paulson (the “Optionee”) is effective as of December 31, 2008. Capitalized terms not defined in this Amendment will have the definitions set forth in the Agreement.
Agreement
     The Company and Optionee entered into a Separation Agreement and Release dated December 12, 2008, pursuant to which, the Company and Optionee agreed, among other things, to accelerate the vesting of the shares covered by the Agreement and to extend the expiration date of the Agreement. Thus, the Company and Optionee hereby agree to (i) revise Section 3 of the Agreement to provide that the option shall become exercisable as to 6,000 shares on December 31, 2008 and that term during which the option may be exercised shall terminate on December 31, 2009, regardless of Optionee’s employment status; (ii) delete Section 10 of the Agreement and (iii) revise Section 11 of the Agreement to provide that in the event of Optionee’s death during the term of the Agreement the option shall remain exercisable until December 31, 2009. For purposes of clarification, in the event of a Change of Control (as defined in the Agreement amended by Board resolution on March 15, 2007), the vested shares shall remain exercisable until the earlier of December 31, 2009 (the expiration date stated in Paragraph 2(a) as amended above), and the date determined by the Board in connection with the Change of Control pursuant to the terms of the Plan. Further, the Company and the Optionee hereby agree that the option is eligible for cashless exercise pursuant to the amendment to the Company’s 2003 Equity Incentive Plan approved by the Company’s Board on November 24, 2008. The Company and Optionee acknowledge that this Amendment has the effect of making the option covered by the Agreement a non-qualified stock option under applicable IRS rules and agree that the Agreement shall be interpreted as such. Except as amended hereby, the Agreement shall remain in full force and effect.
     In Witness Whereof, the parties hereto have caused this Amendment to be executed in the manner appropriate to each, effective as of the date entered on the first page hereof.

MakeMusic Inc.
By:	/s/ Jeffrey A. Koch
Jeffrey A. Koch

/s/ John W. Paulson
John W. Paulson

AMENDMENT TO INCENTIVE STOCK OPTION AGREEMENT
     This Amendment (the “Amendment”) to the Incentive Stock Option Agreement dated July 7, 2003 (the “Agreement”) by and among MakeMusic Inc. (f/k/a MakeMusic! Inc.) (the “Company”) and John W. Paulson (the “Optionee”) is effective as of December 31, 2008. Capitalized terms not defined in this Amendment will have the definitions set forth in the Agreement.
Agreement
     The Company and Optionee entered into a Separation Agreement and Release dated December 12, 2008, pursuant to which, the Company and Optionee agreed, among other things, to accelerate the vesting of the shares covered by the Agreement and to revise the expiration date of the Agreement. Thus, the Company and Optionee hereby agree to (i) revise Section 2(a) of the Agreement to provide that the option shall become exercisable as to 195,000 shares on December 31, 2008 and that term during which the option may be exercised shall terminate on December 31, 2009 with respect to 105,300 shares and July 6, 2010 with respect to the remaining 89,700 shares, regardless of Optionee’s employment status; (ii) delete Sections 2(b) and (c) of the Agreement and (iii) revise Section 2(d) of the Agreement to provide that in the event of Optionee’s death during the term of the Agreement the option shall remain exercisable until December 31, 2009. For purposes of clarification, in the event of a Change of Control (as defined in the Agreement amended by Board resolution on March 15, 2007), the vested shares shall remain exercisable until the earlier of December 31, 2009 (the expiration date stated in Paragraph 2(a) as amended above), and the date determined by the Board in connection with the Change of Control pursuant to the terms of the Plan; and the final sentence of Section 4(c) relating to the treatment of the option in the event of a sale of the Company is deleted as it is superseded by the effect of this Amendment. Further, the Company and the Optionee hereby agree that the option is eligible for cashless exercise pursuant to the amendment to the Company’s 2003 Equity Incentive Plan approved by the Company’s Board on November 24, 2008. The Company and Optionee acknowledge that this Amendment has the effect of making the option covered by the Agreement a non-qualified stock option under applicable IRS rules and agree that the Agreement shall be interpreted as such. Except as amended hereby, the Agreement shall remain in full force and effect.
     In Witness Whereof, the parties hereto have caused this Amendment to be executed in the manner appropriate to each, effective as of the date entered on the first page hereof.

MakeMusic Inc.
By:	/s/ Jeffrey A. Koch
Jeffrey A. Koch

/s/ John W. Paulson
John W. Paulson

AMENDMENT TO INCENTIVE STOCK OPTION AGREEMENT
     This Amendment (the “Amendment”) to the Incentive Stock Option Agreement dated February 15, 2007 (the “Agreement”) by and among MakeMusic Inc. (the “Company”) and John W. Paulson (the “Optionee”) is effective as of December 31, 2008. Capitalized terms not defined in this Amendment will have the definitions set forth in the Agreement.
Agreement
     The Company and Optionee entered into a Separation Agreement and Release dated December 12, 2008, pursuant to which, the Company and Optionee agreed, among other things, to extend the expiration date of the Agreement. Thus, the Company and Optionee hereby agree to (i) revise Section 2(a) of the Agreement to provide that the option shall be exercisable as to 37,500 shares on December 31, 2008, that no further vesting shall occur after such date and that the term during which the vested portion of the option may be exercised shall terminate on December 31, 2009, regardless of Optionee’s employment status; (ii) delete Sections 2(b) and (c) of the Agreement and (iii) revise Section 2(d) of the Agreement to provide that in the event of Optionee’s death during the term of the Agreement the option shall remain exercisable until December 31, 2009. For purposes of clarification, in the event of a Change of Control (as defined in the Agreement amended by Board resolution on March 15, 2007), the vested shares shall remain exercisable until the earlier of December 31, 2009 (the expiration date stated in Paragraph 2(a) as amended above), and the date determined by the Board in connection with the Change of Control pursuant to the terms of the Plan; and the final sentence of Section 4(c) relating to the treatment of the option in the event of a sale of the Company is deleted as it is superseded by the effect of this Amendment. Further, the Company and the Optionee hereby agree that the option is eligible for cashless exercise pursuant to the amendment to the Company’s 2003 Equity Incentive Plan approved by the Company’s Board on November 24, 2008. The Company and Optionee acknowledge that this Amendment has the effect of making the option covered by the Agreement a non-qualified stock option under applicable IRS rules and agree that the Agreement shall be interpreted as such. Except as amended hereby, the Agreement shall remain in full force and effect.
     In Witness Whereof, the parties hereto have caused this Amendment to be executed in the manner appropriate to each, effective as of the date entered on the first page hereof.

MakeMusic Inc.
By:	/s/ Jeffrey A. Koch
Jeffrey A. Koch

/s/ John W. Paulson
John W. Paulson